Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES CEO RETIREMENT AND APPOINTS BRIAN W. KOCHER AS SUCCESSOR

Reaffirms Outlook for Q4 2023 and 2024

Minneapolis, Minnesota - December 6, 2023 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based foods and beverages, today announced the planned retirement of Joseph D. Ennen. After five years of dedicated service, Mr. Ennen will retire from SunOpta as its Chief Executive Officer and director on SunOpta's Board of Directors (the "Board").

The Board has appointed Brian W. Kocher as the new Chief Executive Officer, effective January 2, 2024. In conjunction with this appointment, Mr. Kocher will also become a member of the Board. Mr. Kocher brings a wealth of experience in manufacturing intensive businesses in complex, multi-national organizations and has a strong track record of driving growth and productivity improvements. Brian previously served as President and Chief Executive Officer of both Calavo Growers Inc., a global avocado-industry leader and provider of convenient, ready-to-eat fresh food and Castellini Group of Companies, a nationwide produce distribution and supply chain service organization, as well as interim Chief Executive Officer of Chiquita. The Board is confident in Mr. Kocher's ability to lead SunOpta through its next phase of growth and his experience expanding margins and driving operational productivity will be incredibly valuable to the business. To ensure a seamless transition, which the Board believes is in the best interests of all stakeholders, Mr. Ennen will continue as an advisor to the Board and Mr. Kocher until April 1, 2024.

"On behalf of the entire Board, I want to thank Joe for his invaluable leadership of SunOpta over the past five years," said Dean Hollis, Chair of SunOpta's Board. Joe's vision and tireless commitment to the success of the Company led to a complete portfolio transformation and solidified our balance sheet, strengthening SunOpta's competitive position and creating a powerful foundation to support an even brighter future. It has been a privilege to work with Joe and we wish him the absolute best in his retirement. With Joe's support, we were thrilled to find Brian and are confident he is the right leader to continue the Company's strategy to deliver significant long-term sustainable growth and value for shareholders."

"It has been an honor to serve as CEO of SunOpta during this period of transformative growth and I especially want to thank the SunOpta team for their passion, hard work and dedication," said Ennen. "I believe the Company is well positioned for its next phase of growth with a current portfolio that has demonstrated steady long-term increases in volume, revenue and Adjusted EBITDA. We are reaffirming our Q4 outlook and 2024 forecast to further reflect our confidence in the future. Brian's deep food industry expertise, coupled with his shared values and commitment to furthering our purpose, make him the right leader to continue to drive growth and optimize our network. I look forward to working closely with Brian during this transition and I have the utmost confidence that his leadership will inspire the continued growth and mission of SunOpta."

Mr. Kocher commented, "I am thrilled to serve as SunOpta's next CEO and would like to thank Joe and the Board for entrusting me to lead the Company as we enter this new chapter. Joe has set a strong foundation for SunOpta's growth and success, and I'm excited to continue this momentum by working toward our collective mission of fueling the future of food."

Brian W. Kocher Biography

Brian W. Kocher served as President, Chief Executive Officer of Calavo Growers Inc., a global avocado-industry leader and provider of convenient, ready-to-eat fresh food with 3,200 employees in the United States and Mexico, from January 2022 to February 2023. Before joining Calavo, Mr. Kocher was President and Chief Executive Officer of Castellini Group of Companies, a nationwide produce distribution and supply chain services organization, from May 2015 to January 2022. Prior to Castellini, Mr. Kocher spent ten years at Chiquita Brands International, Inc., including as Interim Chief Executive Officer, EVP and Chief Operating Officer, SVP and Chief Financial Officer, President of Europe, President of North America, and Vice President, Controller and Chief Accounting Officer. Mr. Kocher graduated from Ohio University in Athens, Ohio with a Bachelor of Business Administration (Accounting) degree.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based food and beverages. Founded more than 50 years ago, SunOpta manufactures natural, organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN ®, Dream®, and West LifeTM. For more information, visit www.sunopta.com and LinkedIn.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Konnect Agency

213-988-8344

sunopta@konnectagency.com

Source: SunOpta Inc.